Exhibit 99
STOCK PERFORMANCE CHART
     Our common stock has been traded on the Nasdaq National Market under the symbol “DRCT” since our initial public offering on August 11, 2003. The initial public offering price of our common stock was $21.00 per share. The following chart compares the percentage change in the cumulative total shareholder return on our common stock based on the closing price of our common stock on the day following our initial public offering ($25.00) through December 31, 2005 ($16.90) with the cumulative total return on the S&P 500 Property and Casualty Insurance Index and the S&P 500 Index during this same period.

Total Return Analysis	8/11/2003	12/31/2003	12/31/2004	12/31/2005
Direct General Corporation	$100.00	$132.57	$129.21	$68.65
S&P 500 Property & Casualty Insurance Index	$100.00	$113.91	$125.80	$144.82
S&P 500 Index	$100.00	$112.76	$124.99	$131.12
Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.